Thornburg Investment Trust 485BPOS

Exhibit 99(m)(7)

SECOND SUPPLEMENT TO

THORNBURG INVESTMENT TRUST’S

SECOND RESTATED PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

(Second Restated Distribution Plan)

In accordance with paragraph 6 of the Thornburg Investment Trust Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Second Restated Distribution Plan) made as of November 1, 2016 by Thornburg Investment Trust, the Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Second Restated Distribution Plan) is made applicable to Class C and R3 Shares of Thornburg Core Plus Bond Fund effective October 2, 2023.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway